                                                                   EXHIBIT 12(a)

               CONSTELLATION ENERGY GROUP, INC. AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                 12 Months Ended
                                   --------------------------------------------
                                   December December December December December
                                     2000     1999     1998     1997     1996
                                   -------- -------- -------- -------- --------
                                             (In Millions of Dollars)
Income from Continuing Operations
 (Before Extraordinary Loss)...... $ 345.3  $ 326.4  $ 305.9   $254.1  $ 272.3
Taxes on Income, Including Tax
 Effect for BGE Preference Stock
 Dividends........................   221.4    182.5    169.3    145.1    148.3
                                   -------  -------  -------  -------  -------
Adjusted Income................... $ 566.7  $ 508.9  $ 475.2  $ 399.2  $ 420.6
                                   -------  -------  -------  -------  -------
Fixed Charges:
 Interest and Amortization of Debt
  Discount and Expense and Premium
  on all Indebtedness............. $ 261.5  $ 245.7  $ 255.3  $ 234.2  $ 203.9
 Earnings required for BGE
  Preference Stock Dividends......    21.9     21.0     33.8     45.1     59.4
 Capitalized Interest.............    21.1      2.7      3.6      8.4     15.7
 Interest Factor in Rentals.......     2.2      1.8      1.9      1.9      1.5
                                   -------  -------  -------  -------  -------
 Total Fixed Charges.............. $ 306.7  $ 271.2  $ 294.6  $ 289.6  $ 280.5
                                   -------  -------  -------  -------  -------
Earnings(1)....................... $ 852.3  $ 777.4  $ 766.2  $ 680.4  $ 685.4
                                   =======  =======  =======  =======  =======
Ratio of Earnings to Fixed
 Charges..........................    2.78     2.87     2.60     2.35     2.44
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(1) Earnings are deemed to consist of income from continuing operations (before extraordinary loss) that includes earnings of Constellation Energy's consolidated subsidiaries, equity in the net income of unconsolidated subsidiaries, income taxes (including deferred income taxes, investment tax credit adjustments, and the tax effect of BGE's preference stock dividends), and fixed charges other than capitalized interest.

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